As filed with the Securities and Exchange Commission on July 10, 2015

Registration No. 333-205519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHBAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	26-1299952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1455 Adams Dr., Suite 2050

Menlo Park, CA 94025

(415) 388-2222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jon Stern

Chief Executive Officer

1455 Adams Dr., Suite 2050

Menlo Park, CA 94025

(415) 388-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter B. Cancelmo

Garvey Schubert Barer

1191 2nd Avenue, Suite 1800

Seattle, Washington 98101

(206) 464-3939

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-205519) of CohBar, Inc. (the “Registration Statement”), is to include Exhibit 101, which contains the XBRL (eXtensible Business Reporting Language) interactive data files for the financial statements and notes included in the Registration Statement. The financial statements, notes, and the prospectus included in the Registration Statement are unchanged. Accordingly, this Amendment No. 1 consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the XBRL files and the signature page. This Amendment No. 1 does not reflect events occurring after the filing of the Registration Statement, or modify or update the disclosures in the Registration Statement or the Prospectus contained therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates.

Amount to be
Paid
Printing and distribution expenses	$2,000
Legal fees and expenses	$23,000
Accounting fees and expenses	$12,000
Transfer agents and registrar fees and expenses	$-
Miscellaneous expenses	$1,000

Total	$38,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Third Amended and Restated Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

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In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreements, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer in connection with the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all securities sold or issued by us in the three years preceding the date of this registration statement. In each of the transactions described below the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

Convertible Promissory Notes & Warrants

•	On January 9, 2014, we sold convertible promissory notes in the aggregate principal amount of $210,000 to a total of three accredited investors, together with warrants to purchase an aggregate of 20,946 shares of our common stock at an exercise price of $0.50 per share.

Series B Preferred Stock

•	Pursuant to a Series B Preferred Stock Agreement dated April 11, 2014 we issued and sold an aggregate of 5,400,000 shares of our Series B preferred stock to total of 23 accredited investors at a purchase price of $0.50 per share. 420,000 of these shares of our Series B preferred stock were issued to three accredited investors pursuant to the conversion, at a conversion price of $0.50 per share, of convertible promissory notes originally issued on January 9, 2014. The sale and issuance of such shares of Series B preferred stock was completed in multiple closings occurring between April 11, 2014 and August 28, 2014. Each share of Series B preferred stock was automatically converted into one share of our common stock upon completion of our initial public offering on January 6, 2015.

Warrants

•	On January 21, 2013 we issued a warrant to purchase 15,596 shares of our common stock to the Alzheimer’s Drug Discovery Foundation at an exercise price of $0.99 per share in connection with the grant of certain drug discovery and development loans.

•	On April 11, 2014 we issued a warrant to purchase 797,075 shares of our common stock at an exercise price of $0.26 per share to our Chief Executive Officer in consideration of his past services to the Company pursuant to a letter agreement dated as of April 11, 2014.

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•	On July 24, 2014 we issued warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price $0.26 per share to two accredited investors in consideration of certain consulting services delivered pursuant to consulting agreements, each dated as of July 24, 2014.

Units

•	In connection with the private placement of our Series B preferred stock described above, each purchaser of our Series B preferred stock executed a Put Agreement in our favor. Each Put Agreement gave us the right and option, exercisable in our sole discretion, to require each investor in our Series B preferred stock financing to purchase from us securities of the same type and at the same price as those sold to investors in our initial public offering. In connection with our initial public offering, we exercised our right to require the existing holders of our Series B preferred stock to purchase an aggregate of 2,700,000 units, with each unit consisting of one share of common stock and one half of one common stock purchase warrant, at a price of $1.00 per unit. The sale and issuance of such units was completed concurrently with our initial public offering on January 6, 2015.

The offers, sales, and issuances of the securities described above were made in reliance on the exemptions provided by Section 4(2) of the Securities Act, Rule 506 of Regulation D, and solely with respect to the issuance of Series B preferred stock upon conversion of convertible promissory notes, the exemption provided by Section 3(a)(9) of the Securities Act.

Stock Options

•	On April 9, 2014, we granted to our directors, officers, employees, consultants and other service providers options to purchase 1,061,248 shares of our common stock with a per share exercise price of $0.26.

•	On November 20, 2014, we granted to our directors, officers, employees, consultants and other service providers options to purchase 1,475,687 shares of our common stock with a per share exercise price of $0.73.

The offers, sales, and issuances of the securities described above were made in reliance on the exemptions provided by Rule 701 promulgated under Section 3(b) of the Securities Act and Section 4(2) of the Securities Act. The recipients of such securities were our employees, directors or bona fide consultants and received the securities in transactions not involving a public offering pursuant to benefit plans and contracts related to compensation. All such recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit

3.1	Third Amended and Restated Articles of Incorporation - Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

3.2	Amended and Restated Bylaws - Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

4.1	Form of Common Stock Certificate - Incorporated by reference to Exhibit 4.1 to Amendment No. 3 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on December 16, 2014.

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4.2	Warrant Indenture, dated January 6, 2015, between the CohBar, Inc. and CST Trust Company, as warrant agent — Incorporated by reference to Exhibit 4.4 to Amendment No. 3 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on December 16, 2014.

5.1†	Opinion of Garvey Schubert Barer.

10.1*	Amended and Restated 2011 Equity Incentive Plan - Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

10.2*	Form of Option Agreement under the 2011 Equity Incentive Plan — Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.3	Exclusive License Agreement, dated August 6, 2013, between CohBar, Inc. and the Regents of the University of California - Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.4	Exclusive License Agreement, dated November 3, 2011, between and among CohBar, Inc. and the Regents of the University of California, and Albert Einstein College of Medicine of Yeshiva University - Incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.5*	Form of Indemnification Agreement - Incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.6*	Common Stock Purchase Warrant, dated April 11, 2014, issued to Jon Stern - Incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.7	Form of Common Stock Purchase Warrants issued January 9, 2014 - Incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.8*	Executive Employment Agreement, dated April 11, 2014, between CohBar, Inc. and Jon Stern - Incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.9*	Executive Employment Agreement, dated November 27, 2013, between CohBar, Inc. and Jeffrey F. Biunno - Incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.10*	Executive Employment Agreement, dated November 17, 2014, between CohBar, Inc. and Kenneth Cundy - Incorporated by reference to Exhibit 10.13 to the Amendment No. 2 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 28, 2014.

10.11	Consulting Agreement, dated November 10, 2011, by and between the Company and Nir Barzilai, as extended by an extension agreement dated November 1, 2014 - Incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.12	Consulting Agreement, dated September 29, 2014, by and between the Company and Pinchas Cohen - Incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

23.1†	Consent of independent registered public accounting firm.

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23.2†	Consent of Garvey Schubert Barer (included in Exhibit 5.1).

24.1†	Power of Attorney (included in signature page).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Schema Linkbase Document

101.CAL	XBRL Taxonomy Calculation Linkbase Document

101.DEF	XBRL Taxonomy Definition Linkbase Document

101.LAB	XBRL Taxonomy Label Linkbase Document

101.PRE	XBRL Taxonomy Presentation Linkbase Document

*	Management contract or compensatory agreement or arrangement in which our directors or executive officers may participate.
†	Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on the 10th day of July, 2015.

COHBAR, INC.

By:	/s/ Jon Stern
Jon Stern
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Date

*	July 10, 2015
Albion J. Fitzgerald
Chairman of the Board of Directors

/s/ Jon Stern	July 10, 2015
Jon Stern
Director and Principal Executive Officer

/s/ Jeffrey F. Biunno	July 10, 2015
Jeffrey F. Biunno
Principal Financial Officer and Principal Accounting Officer

*	July 10, 2015
Nir Barzilai
Director

*	July 10, 2015
Pinchas Cohen
Director

*	July 10, 2015
Marc E. Goldberg
Director

*By:	/s/ Jon Stern
Jon Stern
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Third Amended and Restated Articles of Incorporation - Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

3.2	Amended and Restated Bylaws - Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

4.1	Form of Common Stock Certificate - Incorporated by reference to Exhibit 4.1 to Amendment No. 3 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on December 16, 2014.

4.2	Warrant Indenture, dated January 6, 2015, between the CohBar, Inc. and CST Trust Company, as warrant agent — Incorporated by reference to Exhibit 4.4 to Amendment No. 3 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on December 16, 2014.

5.1†	Opinion of Garvey Schubert Barer.

10.1*	Amended and Restated 2011 Equity Incentive Plan - Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

10.2*	Form of Option Agreement under the 2011 Equity Incentive Plan — Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.3	Exclusive License Agreement, dated August 6, 2013, between CohBar, Inc. and the Regents of the University of California - Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.4	Exclusive License Agreement, dated November 3, 2011, between and among CohBar, Inc. and the Regents of the University of California, and Albert Einstein College of Medicine of Yeshiva University - Incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.5*	Form of Indemnification Agreement - Incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.6*	Common Stock Purchase Warrant, dated April 11, 2014, issued to Jon Stern - Incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.7	Form of Common Stock Purchase Warrants issued January 9, 2014 - Incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.8*	Executive Employment Agreement, dated April 11, 2014, between CohBar, Inc. and Jon Stern - Incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.9*	Executive Employment Agreement, dated November 27, 2013, between CohBar, Inc. and Jeffrey F. Biunno - Incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

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10.10*	Executive Employment Agreement, dated November 17, 2014, between CohBar, Inc. and Kenneth Cundy - Incorporated by reference to Exhibit 10.13 to the Amendment No. 2 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 28, 2014.

10.11	Consulting Agreement, dated November 10, 2011, by and between the Company and Nir Barzilai, as extended by an extension agreement dated November 1, 2014 - Incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.12	Consulting Agreement, dated September 29, 2014, by and between the Company and Pinchas Cohen - Incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

23.1†	Consent of independent registered public accounting firm.

23.2†	Consent of Garvey Schubert Barer (included in Exhibit 5.1).

24.1†	Power of Attorney (included in signature page).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Schema Linkbase Document

101.CAL	XBRL Taxonomy Calculation Linkbase Document

101.DEF	XBRL Taxonomy Definition Linkbase Document

101.LAB	XBRL Taxonomy Label Linkbase Document

101.PRE	XBRL Taxonomy Presentation Linkbase Document

*	Management contract or compensatory agreement or arrangement in which our directors or executive officers may participate.
†	Previously filed.

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